UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2008

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey

(State or other jurisdiction of incorporation)

1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202
(Address of principal executive offices)

(513) 784-8000
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 6, 2008, Chiquita Brands International, Inc. entered into an Underwriting Agreement by and among the Company, and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein, with respect to an aggregate of $175,000,000 principal amount of the company’s 4.25% Convertible Senior Notes due 2016 and up to an additional $25,000,000 principal amount of the notes to cover overallotments. The notes are being offered under the company’s Registration Statement on Form S-3 (Registration No. 333-123181). The closing of the notes offering is expected to occur on or about February 12, 2008.

The above description of the Underwriting Agreement is a summary only and is qualified in its entirety by reference to the Underwriting Agreement which is filed as Exhibit 1.1 to this Current Report on Form 8-K. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. An affiliate of Morgan Stanley & Co. Incorporated acted as syndication agent and co-lead arranger, and is a lender, under the existing senior secured credit facility of the company’s main operating subsidiary, Chiquita Brands L.L.C. (“CBL”). An affiliate of Goldman, Sachs & Co. acted as documentation agent and is a lender under CBL’s senior secured credit facility. Morgan Stanley & Co. Incorporated acted as solicitation agent in connection with the recently completed solicitation for the consent of the holders of the company’s 7½% Senior Notes in order to amend the indenture under which they were issued.

Item 9.01 Financial Statements and Exhibits

The following material is filed as an exhibit to this Current Report on Form 8-K:

(d) Exhibits

1.1

Underwriting Agreement dated February 6, 2008 by and among Chiquita Brands International, Inc. and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2008	CHIQUITA BRANDS INTERNATIONAL, INC.
	By:	/s/ James E. Thompson
James E. Thompson Senior Vice President, General Counsel and Secretary

Exhibit Index

1.1

Underwriting Agreement dated February 6, 2008 by and among Chiquita Brands International, Inc. and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein.